EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
THIRD QUARTER OF FISCAL 2010

BOISE, Idaho, June 28, 2010 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its third quarter of fiscal 2010, which ended June 3, 2010. For the third quarter, the company had net income attributable to Micron shareholders of $939 million, or $0.92 per diluted share, on net sales of $2.29 billion. The results for the third quarter compare to net income of $365 million, or $0.39 per diluted share, on net sales of $1.96 billion for the second quarter of fiscal 2010 and a net loss of $301 million, or $0.37 per diluted share, on net sales of $1.11 billion for the third quarter of fiscal 2009.

The company’s results for the third quarter of fiscal 2010 include $488 million in purchase accounting gains relating to the Numonyx acquisition, $64 million in selling, general and administrative expenses relating to accruals for estimated settlements in the company’s indirect purchasers antitrust case and other matters and a $41 million benefit to cost of goods sold for price adjustments from suppliers of NAND products.

In the company’s Memory segment, revenue from sales of DRAM products increased 10 percent in the third quarter of fiscal 2010 compared to the second quarter of fiscal 2010 due to a 9 percent increase in average selling prices and a slight increase in unit sales volume. Revenue from sales of NAND Flash products was approximately 16 percent higher in the third quarter compared to the second quarter due to a 21 percent increase in unit sales volume, partially offset by a 4 percent decrease in average selling prices. The company’s gross margin on sales of memory products improved from 35 percent in the second quarter to 40 percent in the third quarter, primarily due to an overall increase in average selling prices and the benefit for price adjustments from suppliers of NAND products.

The company generated $889 million in cash from operating activities in the third quarter of fiscal 2010 and repaid $378 million of debt, a portion of which was repaid prior to its maturity. At the end of the third quarter, the company had cash and investments of more than $2.3 billion, an increase of $443 million compared to the end of the second quarter.

During the third quarter, the company completed its acquisition of Numonyx, a Swiss company which manufactures and sells NOR Flash, NAND Flash, DRAM and Phase Change non-volatile memory technologies and products, in an all-stock transaction. In connection with the acquisition, the company issued approximately 138 million shares of Micron common stock to Numonyx shareholders and assumed all of the outstanding restricted stock units held by Numonyx employees. The fair value of the net assets acquired exceeded the fair value of the consideration paid by the company and, as a result, the company’s results of operations include a non-operating gain on the acquisition of Numonyx. The Numonyx operations added approximately $80 million to consolidated net sales for the third quarter at a nominal margin due to the application of purchase accounting. Numonyx is reported as a separate reportable segment while the company identifies its reporting structure with the integration of Numonyx into the Micron operations.

The company will host a conference call today at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s Web site until June 28, 2011. A taped audio replay of the conference call will also be available at (706) 645-9291 (conference number: 81966928) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on July 5, 2010.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	Jun. 3,	Mar. 4,	Jun. 4,	Jun. 3,	Jun. 4,
	2010	2010	2009	2010	2009

Net sales	$2,288	$1,961	$1,106	$5,989	$3,501
Cost of goods sold (1)	1,440	1,319	999	4,056	4,110
Gross margin	848	642	107	1,933	(609)
Selling, general and administrative	190	100	80	387	272
Research and development	142	148	162	427	508
Restructure (2)	(5)	(1)	19	(7)	58
Goodwill impairment (3)	--	--	--	--	58
Other operating (income) expense (4)	(19)	(20)	92	(30)	122
Operating income (loss)	540	415	(246)	1,156	(1,627)
Interest income (expense), net	(40)	(44)	(43)	(129)	(117)
Gain on acquisition of Numonyx (5)	437	--	--	437	--
Other non-operating income (expense) (6)	1	(1)	(4)	56	(15)
Income tax (provision) benefit (5)(7)	41	(4)	4	44	(14)
Equity in net income (losses) of equity method investees	(19)	13	(45)	(23)	(106)
Net (income) loss attributable to noncontrolling interests	(21)	(14)	33	(33)	97
Net income (loss) attributable to Micron	$939	$365	$(301)	$1,508	$(1,782)

Earnings (loss) per share:
Basic	$1.06	$0.43	$(0.37)	$1.75	$(2.27)
Diluted	0.92	0.39	(0.37)	1.55	(2.27)

Number of shares used in per share calculations:
Basic	885.4	847.6	813.3	860.0	786.5
Diluted	1,049.4	1,005.3	813.3	1,019.7	786.5

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Jun. 3,	Mar. 4,	Sep. 3,
	2010	2010	2009

Cash and short-term investments	$2,313	$1,870	$1,485
Receivables	1,568	1,072	798
Inventories (1)	1,747	1,075	987
Total current assets	5,724	4,089	3,344
Property, plant and equipment	6,635	6,525	7,089
Total assets	14,377	11,952	11,459

Accounts payable and accrued expenses	1,492	1,040	1,037
Current portion of long-term debt	652	725	424
Total current liabilities	2,611	2,247	1,892
Long-term debt (8)	1,717	1,994	2,379

Total Micron shareholders’ equity (5)	7,680	5,602	4,953
Noncontrolling interests in subsidiaries (9)	1,787	1,816	1,986
Total equity	9,467	7,418	6,939

	Nine Months Ended
	Jun. 3,	Jun. 4,
	2010	2009

Net cash provided by operating activities	$2,019	$849
Net cash used for investing activities	(219)	(681)
Net cash used for financing activities	(972)	(105)

Depreciation and amortization	1,474	1,683
Expenditures for property, plant and equipment	(269)	(439)
Payments on equipment purchase contracts	(199)	(127)
Net distributions to noncontrolling interests	(220)	(568)

Noncash equipment acquisitions on contracts payable and capital leases	281	305

The company’s first nine months of fiscal 2010 and 2009 contained 39 weeks and 40 weeks, respectively.

Amounts and presentations for periods prior to fiscal 2010 have been recast for the effects of the adoption of new accounting standards for convertible debt and noncontrolling interests.

(1)
The company’s results of operations for the first nine months of fiscal 2009 includes charges of $603 million to write down the carrying value of work in process and finished goods inventories of memory products (both DRAM and NAND Flash) to their estimated market values.

(2)	In the second quarter of fiscal 2009, in response to a sustained severe downturn in the semiconductor memory industry and global economic conditions, the company announced that it would phase out all remaining 200mm wafer manufacturing operations at its Boise, Idaho facility. In the first quarter of fiscal 2009, the company announced a restructuring of its memory operations. As part of the restructuring announced in the first quarter, IM Flash Technologies (“IMFT”), a joint venture between the company and Intel Corporation, terminated its agreement with the company to supply NAND Flash memory from the company’s Boise facility, reducing IMFT’s NAND Flash production by approximately 35,000 200mm wafers per month. As a result of these actions, the company recorded charges of $19 million and $58 million in the third quarter and first nine month of fiscal 2009, respectively.

(3)
In the second quarter of fiscal 2009, the company performed an assessment to determine whether its goodwill associated with its Imaging segment was impaired. Based on the results of the assessment, the company wrote off the $58 million of goodwill associated with its Imaging segment as of March 5, 2009.

(4)
Other operating income in the third quarter and first nine months of fiscal 2010 includes $16 million and $24 million, respectively, of grant income related to the company’s operations in China. Other operating income in the second quarter of fiscal 2010 includes $11 million of receipts from the U.S. government in connection with anti-dumping tariffs. Other operating expense for the first nine months of fiscal 2010 includes losses of $20 million from changes in currency exchange rates. Other operating expense for the third quarter and first nine months of fiscal 2009 includes losses of $12 million and $55 million, respectively, on disposals of semiconductor equipment and losses of $28 million and $25 million, respectively, from changes in currency exchange rates. Other operating expense for the third quarter of fiscal 2009 includes a loss of $53 million to write down the carrying value of certain long-lived assets in connection with the company’s sale of a majority interest in its Aptina imaging solutions business.

(5)
On May 7, 2010, the company completed its acquisition of Numonyx Holdings B.V. (“Numonyx”), a Swiss company which manufactures and sells NOR Flash, NAND Flash, DRAM and Phase Change non-volatile memory technologies and products, in an all-stock transaction. In connection therewith, the company issued 137.7 million shares to Intel Corporation, Intel Technology Asia Pte Ltd, STMicroelectronics N.V., Redwood Blocker S.a.r.l. and PK Flash, LLC in exchange for all of the outstanding capital stock of Numonyx and 4.8 million shares to employees of Numonyx in exchange for all outstanding restricted stock units of Numonyx. The total purchase price aggregated $1,112 million and the provisional fair value of the net assets acquired was $1,600 million. As a result, the company recorded a gain of $488 million in connection with the acquisition, $437 million of which is reflected in other non-operating income and $51 million of which is reflected in tax benefit. The allocation of the purchase price to net tangible and intangible asset is subject to change within the one-year measurement period ending in the third quarter of fiscal 2011.

(6)
Other non-operating income in the first nine months of fiscal 2010 includes a gain of $56 million recognized in the first quarter in connection with the August 2009 issuance of common shares in a public offering by Inotera Memories, Inc. (“Inotera”) – an investment accounted for by the company under the equity method – at a price equal to $16.02 New Taiwan dollars per common share (approximately $0.49 U.S. dollars per share at the time of issuance). As a result of the issuance, the company’s interest in Inotera decreased from 35.5% to 29.8%.

(7)
Income taxes in the third quarter of fiscal 2010 includes a benefit of $51 million from relief of a portion of the company’s deferred tax asset valuation allowance in connection with the company’s acquisition of Numonyx. Taxes in other periods presented primarily reflect taxes on the company’s non-U.S. operations and U.S. alternative minimum tax. The company has a valuation allowance for a substantial portion of its net deferred tax asset associated with its U.S. operations. Other than noted above, taxes attributable to U.S. operations in fiscal 2010 and 2009 were substantially offset by changes in the valuation allowance.

(8)
In the first quarter of fiscal 2010, the company adopted the FASB’s new accounting standard for convertible debt instruments that may be settled in cash upon conversion. The new standard was applicable to the company’s $1.3 billion 1.875% convertible senior notes issued in May, 2007 and requires the liability and equity components of such instrument be accounted for separately in a manner such that interest cost will be recognized at a nonconvertible debt borrowing rate in periods subsequent to the issuance of the instrument. Amounts prior to fiscal 2010 have been recast for this adoption. In connection therewith, as of the issuance date of the $1.3 billion convertible debt, there was a decrease in the carrying value of the debt of $402 million, an increase in the carrying value of additional capital of $394 million and a decrease in the carrying value of deferred debt issuance costs (included in other noncurrent assets) of $8 million. In addition, through fiscal 2009, there was a decrease in retained earnings of $94 million and accretion of the carrying value of long-term debt of $107 million as a result of the new standard.

(9)
In the first quarter of fiscal 2010, the company adopted the FASB’s new accounting standard for noncontrolling interests. The new standard requires noncontrolling interests be reported as a separate component of equity and that net income or loss attributable to the parent and noncontrolling interests be separately identified in the statement of operations. Amounts prior to fiscal 2010 have been recast for this adoption.